Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statements on (i) Form S-3 (No. 333-146257 and 333-171961) and (ii) Form S-8 (No.333-36121, 333-33073, 333-33075, 333-64541, 333-87344, 333-127068 and 333-172536) of Savient Pharmaceuticals, Inc. of our report dated March 1, 2011, relating to our audits of the consolidated financial statements as of December 31, 2010 and for years ended December 31, 2010 and 2009 and the financial statement schedule for the years ended December 31, 2010 and 2009, which appears in the Annual Report on Form 10-K of Savient Pharmaceuticals, Inc. for the year ended December 31, 2011.

/s/ McGladrey & Pullen, LLP

New York, NY

February 29, 2012